Exhibit 10 (i)

        Summary of Compensation Arrangements with Non-Employee Directors
                             As of February 28, 2005


     The following summarizes the current compensation and benefits received by the Company's non-employee directors as of February 28, 2005. It is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any non-employee director.

Fees

     Non-employee directors each receive an annual retainer fee of $16,000, which is paid on a quarterly basis, plus per-meeting fees. In addition, each participating non-employee director receives $2,000 in February to review and participate in a conference call to discuss the Form 10-K.

          The per meeting fees for non-employee directors are as follows:

          o    For meetings of the Board of Directors,  Compensation  Committee,
               Corporate    Governance/Nominating    Committee   and   Diversity
               Committee, $1,000.

          o    For meetings of the Audit Committee, $2,000.

          o The Chairman of the Audit Committee receives an additional Pre-Board Meeting fee of $1,000 for each board meeting.

          o The Chairmen of the Compensation Committee, Corporate Governance/Nominating Committee and Diversity Committee each receive an additional fee of $1,000 for each meeting of the committee which he chairs.

          o The Chairman of the Audit Committee receives an additional fee of $3,000 per each meeting of the Audit Committee

Equity Compensation

     Under the terms of the Company's Stock Incentive Plan, directors are eligible to receive stock options, stock awards, and other types of equity-based compensation awards. However, the Company does not make any such awards to non-employee directors under its current compensation policies.

     All non-employee directors are entitled to reimbursement of expenses for all services as a director, including committee participation or special assignments.